Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statement
(Form S-8 No. 33-70376) pertaining to the Key Employees' Stock Option Plan of 1st United Bancorp of our report dated January 9, 1997 (except for the first and fourth paragraphs of Note 2, as to which the date is April 1, 1997, the first and second paragraphs of Note 15, as to which the date is July 1, 1997 and the third paragraph of Note 15, as to which the date is August 7, 1997), with respect to the supplementary consolidated financial statements of 1st United Bancorp included in its Amendment No. 1 to Current Report on Form 8-K/A dated April 1, 1997, filed with the Securities and Exchange Commission.



West Palm Beach, Florida                          ERNST & YOUNG LLP
August 21, 1997